ADDvantage Technologies Reports 63% Revenue Increase to a Record of $27.8 million, Net Income of $875,000 for the Third Quarter of Fiscal 2022

Company Reaches GAAP Profitability, Generates $5.0 Million in Cash from Operations, as Both Wireless and Telco Segments Generate Profitable Growth

Carrollton, Texas, August 11, 2022 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported record financial results for the three and nine months ended June 30, 2022, the third fiscal quarter of 2022.

“Both our Wireless and Telco Segments delivered double-digit growth driving record revenues of $27.8 million and overall profitability for the Company of $875,000 of net income,” commented Joe Hart, Chief Executive Officer. “The recent progress in both segments is encouraging, and we see continued cost optimization opportunities, particularly in our Wireless segment, driving further margin expansion as 5G demand continues to accelerate. ”

“The multi-year 5G build-out opportunity, combined with being strategically positioned as a trusted partner for our carrier customers, is leading to demand for both sides of our business,” continued Joe Hart. “For Wireless, as we grow to meet this demand, we will stay focused in our execution and bidding. By increasing our scale and maintaining our cost optimization initiative we expect to improve our wireless margins. Simultaneously, our Telco segment continues to expand our offerings to both wireless and optical network carriers to support both wireless and broadband connectivity for optical and IP transport.”

Financial Results for the Three Months ended June 30, 2022

Fiscal third quarter sales were a record $27.8 million, an increase of $10.8 million, or 63% compared to $17.0 million last year. The increase was primarily due to an increase of $3.1 million, or 75% in Wireless revenue related to 5G tower work, and an increase of $7.7 million, or 60% in Telco revenue due to increased demand for refurbished telecommunications equipment sold by the Telco segment.

Gross profit was $8.1 million, or 29% gross margin, compared to gross profit of $4.3 million, or 25% gross margin, for the same period last year. Operating expenses increased $36,000, or 1%, to $2.5 million, with the small operating expense increase against a 63% revenue increase reflecting the previously announced cost-reduction initiatives. Consolidated selling, general and administrative ("SG&A") expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories, increased $0.5 million, or 16%, to $4.1 million for the three months ended June 30, 2022 from $3.6 million for the same period last year. The increase in SG&A relates primarily to increased selling and commissions expenses to support higher revenues.

Net income for the quarter was $875,000, or $0.07 per basic and diluted share, compared to a net loss of $2.1 million, or $0.17 per diluted share, for the third fiscal quarter last year.

Financial Results for the Nine Months ended June 30, 2022

Year-to-date sales were a record $70.2 million, an increase of 66% compared to $42.4 million last year. Wireless segment revenue increased 61% to $22.1 million and Telco segment revenue increased 68% to $48.1 million.

Gross profit was $18.5 million, or 26% gross margin, compared to gross profit of $11.1 million, or 26% gross margin, for the same period last year. Operating expenses increased $1.1 million to $7.8 million from $6.7 million the same period last year. Year-to-date net loss narrowed by $4.6 million to $2.5 million, or $0.20 per diluted share, compared with a net loss of $7.1 million, or $0.58 per diluted share last year.

Balance sheet

Cash and cash equivalents were $4.2 million as of June 30, 2022, compared with $2.6 million at September 30, 2021. As of June 30, 2022, the Company had net inventories of $7.6 million.

Outstanding debt as of June 30, 2022 was $2.0 million, exclusively related to vehicle financing leases.

Earnings Conference Call

The Company will host a conference call on Thursday, August 11, 2022 at 5 p.m. Eastern.

Date: Thursday, August 11, 2022
Time: 5 p.m. Eastern
Toll-free Dial-in Number: 1-800-289-0720
International Dial-in Number: 1-323-701-0160
Conference ID: 2999226

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through August 25, 2022.

Toll-free Replay Number: 1-844-512-2921
International Replay Number: 1-412-317-6671
Replay Passcode: 2999226

An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	June 30, 2022	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$4,157	$2,608
Restricted cash	1,782	334
Accounts receivable, net of allowances of $250, respectively	2,384	7,013
Unbilled revenue	2,786	2,488
Inventories, net of allowances of $3,714 and $3,476, respectively	7,609	5,922
Prepaid expenses and other assets	1,584	1,431
Total current assets	20,302	19,796

Property and equipment, at cost:
Machinery and equipment	5,512	4,973
Leasehold improvements	899	813
Total property and equipment, at cost	6,411	5,786
Less: Accumulated depreciation	(2,899)	(2,293)
Net property and equipment	3,512	3,493
Right-of-use lease assets	2,009	2,730
Intangibles, net of accumulated amortization	868	1,107
Goodwill	58	58
Other assets	117	128
Total assets	$26,866	$27,312

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,559	$7,044
Accrued expenses	1,509	1,581
Deferred revenue	87	168
Bank line of credit	—	2,050
Right-of-use lease obligations, current	1,215	1,198
Finance lease obligations, current	665	582
Other current liabilities	922	692
Total current liabilities	14,957	13,315
Right-of-use lease obligations, long-term	1,221	2,141
Finance lease obligations, long-term	1,335	1,429
Total liabilities	17,513	16,885
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 13,168,191 and 12,610,229 shares issued and outstanding, respectively	132	126
Paid in capital	890	(578)
Retained earnings	8,331	10,879
Total shareholders’ equity	9,353	10,427
Total liabilities and shareholders’ equity	$26,866	$27,312

ADDvantage Technologies Group, Inc.
Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Sales	$27,789	$17,017	$70,238	$42,433
Cost of sales	19,642	12,748	51,702	31,354
Gross profit	8,147	4,269	18,536	11,079
Operating expenses	2,544	2,508	7,796	6,733
Selling, general and administrative expenses	4,145	3,561	11,684	10,532
Depreciation and amortization expense	313	314	975	899
Loss (gain) on disposal of assets	—	(13)	2	(23)
Income (loss) from operations	1,145	(2,101)	(1,921)	(7,062)
Other income (expense):
Interest income	—	34	—	115
Other expense, net	(233)	(34)	(473)	(61)
Interest expense	(37)	(46)	(154)	(156)
Other income (expense), net	(270)	(46)	(627)	(102)

Income (loss) before income taxes	875	(2,147)	(2,548)	(7,164)
Benefit for income taxes	—	(23)	—	(23)

Net income (loss)	$875	$(2,124)	$(2,548)	$(7,141)

Income (loss) per share:
Basic and diluted	$0.07	$(0.17)	$(0.20)	$(0.58)
Shares used in per share calculation:
Basic and diluted	13,191,792	12,495,438	12,980,634	12,352,960

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes impairment charges for operating lease right-of-use assets and intangible assets including goodwill, stock compensation expense, other income, other expense, interest income and income from equity method investment. Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
The following table provides a reconciliation by segment of loss from operations to Adjusted EBITDA for the three and nine month periods ended June 30, 2022 and 2021, in thousands:

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(1,461)	$2,606	$1,145	$(2,117)	$16	$(2,101)
Depreciation and amortization expense	192	121	313	185	129	314
Stock compensation expense	44	59	103	136	143	279
Adjusted EBITDA	$(1,225)	$2,786	$1,561	$(1,796)	$288	$(1,508)

	Nine Months Ended June 30, 2022			Nine Months Ended June 30, 2021
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(5,985)	$4,064	$(1,921)	$(4,759)	$(2,303)	$(7,062)
Depreciation and amortization expense	608	367	975	513	387	899
Stock compensation expense	289	342	631	383	457	840
Adjusted EBITDA	$(5,088)	$4,773	$(315)	$(3,863)	$(1,459)	$(5,323)